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                                                                    EXHIBIT 10.2


                         EXECUTIVE RETENTION AGREEMENT


                 THIS AGREEMENT is entered into this 29th day of May, 1997 ("EFFECTIVE DATE"), by and between THE MORNINGSTAR GROUP INC., a Delaware corporation ("COMPANY") and Darron K. Ash ("EXECUTIVE").

                 A. The Board of Directors of the Company desires to assure continuity and cooperation of management in the event of a change in ownership and the continued attention of Executive to his duties without any distraction arising out of the circumstances surrounding a change or potential change in ownership.

                 B. The Company and Executive desire to enter into a supplemental compensation arrangement in recognition of the additional efforts of Executive to assist in and prepare for any potential change in ownership, and to encourage Executive to diligently perform his duties and responsibilities to ensure a smooth transition following any change in ownership.

                 For good and valuable consideration, including the mutual covenants herein, the parties hereto agree as follows:

                 1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

                 "ANNUAL PAY" means the sum of (i) an amount equal to the highest annual base salary rate payable to the Executive by the Company at any time before or after a Change in Control plus (ii) an amount equal to the target bonus established for the Executive for the Company's fiscal year in which his termination of employment occurs or for the immediately preceding fiscal year, whichever has the higher amount. The highest annual base salary rate payable to the Executive up to the date hereof was $125,000.

                 "CAUSE" means the Executive's (i) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Executive's duties, which has caused demonstrable and serious injury (monetary or otherwise) to the Company, or (ii) conviction of, or plea of nolo contendere to, a felony; provided, however, that no act or omission shall constitute "Cause" for purposes of this Agreement unless the Board of Directors of the Company provides to the Executive (a) written notice

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clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes "Cause" and (b) an opportunity, within 30 days following his receipt of such notice, to meet in person with the Board of Directors to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall be considered as "willful" or "intentional" if the Executive reasonably believed such acts or omissions were in the best interests of the Company. Executive shall have the right to contest a determination of Cause by the Company by requesting arbitration in accordance with the terms of Section 6.1 hereof.

                 "CHANGE IN CONTROL" means (1) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or (2) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the members of the Company's Board of Directors (the "Board") and any new director, whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (3) the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than seventy percent (70%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or such a plan is commenced.

                 "CODE" means the Internal Revenue Code of 1986, as amended.





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                 "GOOD REASON" means any of the following events occurring, without Executive's prior written consent specifically referring to this Agreement, within three (3) years following a Change in Control:

                 (1) (A) any reduction in the amount of Executive's annual salary or aggregate incentive compensation opportunities, (B) any significant reduction in the aggregate value of Executive's benefits as in effect from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company and its affiliates) or (C) any material and willful breach by the Company of any provision of this agreement or any written employment agreement with Executive;

                 (2) (A) assignment to Executive of any duties inconsistent with his status as Vice President and Chief Financial Officer of the Company, (B) the removal of Executive from his position as Vice President and Chief Financial Officer of the Company or (C) any significant reduction in the nature or status of Executive's duties or responsibilities;

                 (3) (A) transfer of Executive's principal place of employment to a location more than 20 miles from Executive's place of employment immediately prior to the Change in Control, provided that the distance between the new principal place of employment and Executive's primary residence is greater than 10 miles from the distance between the principal place of employment prior to such transfer and Executive's primary residence immediately prior to the Change in Control or (B) Executive is required to travel outside of the continental United States more than four times during any calendar year or for more than 20 days in the aggregate in any calendar year; or

                 (4) failure by the Company to obtain the assumption agreement referred to in Section 9 of this Agreement prior to the effectiveness of any succession referred to therein, unless the purchaser, successor or assignee referred to therein is bound to perform this Agreement by operation of law.





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Notwithstanding the above, the occurrence of any of the events described in (1)
through (4) above will not constitute Good Reason unless the Executive gives the Company written notice, within 90 calendar days after the Executive knew or should have known of the occurrence of any of the events described in (1) through (4) above, that such event constitutes Good Reason, and the Company thereafter fails to cure the event within thirty (30) days after receipt of such notice.

                 2. Term. The term of this Agreement commences on the Effective Date and expires on the third anniversary thereof if no Change in Control occurs before then. In the event of a Change in Control occurring before the third anniversary of the Effective Date, this Agreement shall remain in effect until all obligations and payments hereunder have been fully satisfied.

                 3. Retention Bonus. To compensate Executive for his assistance, good faith cooperation and additional efforts beyond his regular duties with respect to the period prior to a Change in Control, and to induce Executive to continue his employment with the Company through a Change in Control, the Company shall pay to Executive no later than three days following a Change in Control a cash lump sum equal to his Annual Pay if Executive remains employed by the Company on the date of a Change in Control or is terminated by the Company without Cause in contemplation of and within 180 days preceding a Change in Control; provided, however, that the Company's obligations under this Section 3 shall terminate and be null and void if no Change in Control occurs on or prior to September 30, 1998.

                 4.       Involuntary Termination Payment and Benefits

                 4.1 Involuntary Termination. In the event Executive's employment with the Company or its successor is terminated by the Company without Cause or by Executive for Good Reason (A) in contemplation of and within 180 days preceding a Change in Control or (B) on or within three years after a Change in Control, Executive shall be entitled to the following payments and other benefits:

                 a. An amount equal to the sum of (i) Executive's accrued and unpaid salary, vacation and personal days as of his date of termination of employment, (ii) his accrued and unpaid bonus, if any, for the Company's prior fiscal year, plus (iii) his target annual bonus for the Company's fiscal year in





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                 which his employment terminated, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year to the day his employment terminated, and the denominator of which is 365. This amount shall be paid on the date of Executive's termination of employment.

                 b. An amount equal to one and one-half times Executive's Annual Pay ("TERMINATION PAY"). Termination Pay shall be paid in accordance with and subject to Sections 4.2 and 4.3 below.

                 c. Company shall reimburse Executive for the reasonable costs of an office, secretarial assistance and executive outplacement services, but the cost to the Company shall not exceed $25,000.

                 d. Executive and his eligible dependents shall be entitled for a period of eighteen (18) months following his date of termination of employment to continued coverage, on the same basis as similarly situated active employees, under the Company's group health, dental, long-term disability and life insurance plans as in effect from time to time (but not any other welfare benefit plans or any retirement plans); provided that coverage under any particular benefit plan shall expire with respect to the period after Executive becomes covered under another employer's plan providing for a similar type of benefit. In the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, the Company shall pay Executive an amount equal to the cost of such coverage.

                 e. Executive shall be permitted to retain the laptop computer and home fax machine provided to the Executive by the Company prior to Executive's termination.

                 f. An amount equal to the Executive's unvested account balance under the Company's 401(k) Plan.

                 Except as provided in Section 4.2 below, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which Executive





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and his dependents may otherwise be entitled to under the Company's compensation and employee benefit plans, policies or practices. Nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to similarly situated active employees of the Company and its affiliates, in which event Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its affiliates.

                 4.2. Offset for Other Severance Pay. There shall be no duplication of severance pay in any manner. In this regard, Executive shall not be entitled to Termination Pay hereunder for more than one position with the Company and its affiliates. Further, Termination Pay shall be in lieu of any other payments or benefits in the nature of severance pay or benefits to which Executive has received or will receive from the Company or any of its affiliates. Any other arrangement providing severance benefits shall be deemed to be amended to eliminate any obligation for benefits to be provided thereunder. If Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Severance Compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment, in lieu of notice.

                 4.3.  Mutual Release.  Termination Pay described in paragraph
(b) of Section 4.1 shall be conditioned upon the execution by Executive and the Company of a valid mutual release, to be prepared by the Company, in which Executive and Company shall mutually release the other, to the maximum extent permitted by law, from any and all claims either party may have against the other party that relate to or arise out of Executive's employment or termination of employment, except such claims arising under this Agreement, any employee benefit plan or any other written plan or agreement ("Mutual Release").

                 The full amount of Termination Pay shall be paid in a lump sum in cash to Executive within ten (10) days following receipt by the Company of a Mutual Release which is properly executed by Executive and is not revoked by Executive before the eighth day following its receipt by the Company.





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                 4.4.     No Mitigation.  The Executive shall not be obligated
to secure new employment, but shall be obligated to report promptly to the Company any actual employment obtained during the period for which employee benefits continue pursuant to Section 4.1.

                 5.       Excise Taxes.

                          a.      Anything in this Agreement to the contrary
notwithstanding and except as set forth below, if it is determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this paragraph "a", if it is determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $10,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                 b.       Subject to the provisions of paragraph "c" of this
Section 5, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public





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accounting firm selected by the Company and reasonably acceptable to Executive
(the "Accounting Firm"), which shall be retained to provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to paragraph "c" of this Section 5 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                 c. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:





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                 (a)      give the Company any information reasonable requested
                          by the Company relating to such claim,

                 (b) take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                 (c) cooperate with the Company in good faith in order to effective contest such claim, and

                 (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph "c", the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to





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such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                 d. If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph "c" of this Section 5, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of paragraph "c" of this Section 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Executive of an amount advanced by the Company pursuant to paragraph "c" of this Section 5, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                 6.       Claims.

                 6.1 Arbitration of Claims. Executive shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security of 1974, as amended ("ERISA"). Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in Dallas, Texas. The award of the arbitrators shall be final and nonappealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company in accordance with Section 6.2 hereof.

                 6.2 Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of any action taken pursuant to the terms of this Agreement, or of the validity or





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enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

                 6.3 Agent for Service of Legal Process. Service of legal process with respect to a claim under this Agreement shall be made upon the General Counsel of the Company.

                 7. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

                 8. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

                 9. Successors. This Agreement shall be binding upon and incur to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

                 10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Executive.

                 11. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:

                          To the Executive:

                          Darron K. Ash
                          122 Ridgewood
                          Coppell, Texas  75019





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                          To the Company:

                          The Morningstar Group Inc.
                          5956 Sherry Lane, Suite 1500
                          Dallas, Texas  75225
                          Attn:  General Counsel

                 12. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the state of Texas, except to the extent preempted by ERISA.





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                 IN WITNESS WHEREOF, the Executive and the Company  have
executed this Agreement as of the date and year first above written.

                                        THE MORNINGSTAR GROUP INC.


                                        /s/  MICHAEL J. CRAMER
                                        ---------------------------------------
                                        Name:  Michael J. Cramer
                                        Title: Vice President and Secretary


                                        /s/  DARRON K. ASH
                                        ---------------------------------------
                                        Darron K. Ash





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